Exhibit 99.1

OfficeMax 263 Shuman Blvd Naperville, IL 60563

News Release

Media Contact	Investor Contacts
Bill Bonner	Mike Steele	Tony Giuliano
630 864 6066	630 864 6826	630 864 6820

OFFICEMAX REPORTS THIRD QUARTER 2009 FINANCIAL RESULTS  AND ANNOUNCES PLAN FOR VOLUNTARY EXCESS CONTRIBUTION OF COMPANY STOCK TO PENSION PLAN

NAPERVILLE, Ill., October 29, 2009 — OfficeMax® Incorporated (NYSE: OMX) today announced the results for its third quarter ended September 26, 2009.  Total sales were $1,831.9 million in the third quarter of 2009, a decline of 12.6% from the third quarter of 2008.  For the third quarter of 2009, OfficeMax reported net income available to OfficeMax common shareholders of $5.7 million, or $0.07 per diluted share.

Sam Duncan, Chairman and CEO of OfficeMax, said, “We are proud of the progress we are making with our business in this tough economy.  While continued lower sales levels strained our profitability this quarter, we managed to mitigate the impact by reducing costs and improving our operations.  Our relentless focus on implementing disciplined growth initiatives, differentiating our business, and increasing our productivity continue to significantly benefit our performance.”

Summary Consolidated Results

(in millions, except per-share amounts)	3Q 09	3Q 08	YTD 09	YTD 08

Sales	$1,831.9	$2,096.3	$5,401.5	$6,383.9
Sales growth (over prior year period)	-12.6%		-15.4%
Operating income (loss)	$25.2	$(681.5)	$25.2	$(1,505.5)
Adjusted operating income	$26.7	$54.3	$64.9	176.9
Adjusted operating income margin	1.5%	2.6%	1.2%	2.8%
Adjusted diluted income per common share	$0.08	$0.36	$0.27	$1.29
Cash and cash equivalents	$546.9	$234.5
Available (unused) borrowing capacity	$504.9	$602.0

The company has calculated adjusted income and adjusted diluted income per share which are non-GAAP financial measures that exclude the effect of certain charges and items described in the footnotes to the accompanying financial statements.  A reconciliation to the company’s GAAP financial results is included in this press release.

Results for the third quarter of 2009 and 2008 included certain charges and other items that are not considered indicative of core operating activities.  Third quarter 2009 results included $1.5 million of pre-tax severance and other charges recorded in the Contract segment related to a reorganization of our customer service centers.  Third quarter 2008 results included a $735.8 million non-cash impairment charge (pre-tax) related to the timber installment notes receivable from Lehman recorded in the Corporate and Other segment and $18.2 million of additional net interest expense related to the timber installment notes receivable and related securitization notes.

Excluding the items described above, adjusted operating income in the third quarter of 2009 was $26.7 million, or 1.5% of sales, compared to adjusted operating income of $54.3 million, or 2.6% of sales in the third quarter of 2008.  Adjusted net income available to OfficeMax common shareholders in the third quarter of 2009 was $6.6 million, or $0.08 per diluted share, compared to adjusted net income available to OfficeMax common shareholders of $28.0 million, or $0.36 per diluted share, in the third quarter of 2008.

Contract Segment Results

(in millions)	3Q 09	3Q 08	YTD 09	YTD 08

Sales	$899.6	$1,049.1	$2,708.8	$3,356.1
Sales growth (over prior year period)	-14.3%		-19.3%
Gross profit margin	20.0%	21.8%	20.5%	22.1%
Adjusted operating income margin	1.1%	3.4%	1.6%	4.3%

OfficeMax Contract segment sales decreased 14.3% (12.8% after adjusting for the foreign currency exchange rate impact) to $899.6 million in the third quarter of 2009 compared to the third quarter of 2008, reflecting a U.S. Contract operations sales decline of 15.4%, and an International Contract operations sales decline of 11.6% in U.S. dollars (a sales decrease of 6.5% in local currencies).  The U.S. Contract sales decline in the third quarter primarily reflects weaker sales from existing corporate accounts.  Both U.S. and International Contract operations showed modest improvements in the rates of sales declines compared to the two previous quarters.

Contract segment gross margin decreased to 20.0% in the third quarter of 2009 from 21.8% in the third quarter of 2008, primarily due to softer market conditions, a sales mix shift to a higher percentage of lower-margin consumable items, lower sales of off-contract items, and higher customer acquisition and retention expense.  Contract segment operating, selling & administrative expense as a percentage of sales increased to 18.9% in the third quarter of 2009 from 18.4% in the third quarter of 2008, primarily due to deleveraging of fixed operating expenses from lower sales and higher incentive compensation expense.  Contract segment operating income was $8.6 million in the third quarter of 2009.  Contract segment adjusted operating income was $10.1 million, or 1.1% of sales, in the third quarter of 2009 compared to operating income of $35.5 million, or 3.4% of sales, in the third quarter of 2008.

Retail Segment Results

(in millions)	3Q 09	3Q 08	YTD 09	YTD 08

Sales	$932.3	$1,047.2	$2,692.7	$3,027.8
Same-store sales growth (over prior year period)	-11.5%		-12.2%
Gross profit margin	27.4%	28.5%	27.5%	28.3%
Adjusted operating income margin	3.0%	2.8%	1.9%	2.0%

OfficeMax Retail segment sales decreased 11.0% to $932.3 million in the third quarter of 2009 compared to the third quarter of 2008, reflecting a same-store sales decrease of 11.5% (a same-store sales decrease of 10.0% in local currencies), partially offset by sales from new stores.  Retail same-store sales for the third quarter of 2009 declined across all major product categories primarily due to weaker small business and consumer spending, unfavorable Mexican Peso exchange rates, and the influenza epidemic in Mexico.

Retail segment gross margin decreased to 27.4% in the third quarter of 2009 from 28.5% in the third quarter of 2008, primarily due to deleveraging of fixed occupancy costs from the same-store sales decrease.  Retail segment operating, selling & administrative expense as a percentage of sales decreased to 24.4% in the third quarter of 2009 compared to 25.7% in the third quarter of 2008 primarily due to targeted cost controls, property tax settlements in the third quarter of 2009, and lower store pre-opening expenses, partially offset by deleveraging of payroll expenses due to lower sales and higher incentive compensation expense.  Retail segment operating income was $28.4 million, or 3.0% of sales, in the third quarter of 2009 compared to operating income of $29.1 million, or 2.8% of sales in the third quarter of 2008.

OfficeMax ended the third quarter of 2009 with a total of 1,010 retail stores, consisting of 932 retail stores in the U.S. and 78 retail stores in Mexico.  During the third quarter of 2009, OfficeMax closed one retail store in the U.S. and one in Mexico.  For the full year 2009, OfficeMax expects to open 12 retail stores, and to close up to 25 retail stores, of which, 11 have opened and 23 have closed during the first nine months of 2009.

Corporate and Other Segment Results

The OfficeMax Corporate and Other segment includes support staff services and certain other expenses that are not fully allocated to the Retail and Contract segments.  Corporate and Other segment operating expense was $11.7 million in the third quarter of 2009 compared to adjusted operating income of $10.3 million in the third quarter of 2008.  The increase was primarily due to higher pension expense and incentive compensation expense.

Balance Sheet and Cash Flow

As of September 26, 2009, OfficeMax had total debt of $332.5 million, excluding $1,470.0 million of timber securitization notes, which have recourse limited to the timber installment notes receivable and related guarantees.  At the end of the third quarter of 2009, OfficeMax had $546.9 million in cash and cash equivalents, and $504.9 million in available (unused) borrowing capacity.  The company’s $504.9 million of unused borrowing capacity under both its primary revolving credit facility and its new Canadian revolving credit facility reflects a combined available borrowing base of $569.9 million, zero outstanding borrowings, and $65.0 million of standby letters of credit.

During the first nine months of 2009, OfficeMax generated $369.1 million of cash from operations which reflected significant reductions in inventory levels and good working capital management and included $72 million of federal tax refunds and $46 million from 2009 borrowings on accumulated earnings held in company-owned life insurance policies.

OfficeMax invested $5.4 million for capital expenditures in the third quarter of 2009 compared to $36.1 million in the third quarter of 2008.  OfficeMax expects capital expenditures for full year 2009 to be in the range of $30 million to $40 million.

Voluntary Excess Contribution to Pension Plan

OfficeMax also announced its intent to make a voluntary excess contribution of approximately $100 million in OfficeMax common stock to its qualified pension plans by the end of this year.  The net effect of the contribution on earnings per share, including the impact of increased shares outstanding, is expected to be minimal in 2009 and accretive in 2010.  Based on actuarial assumptions, this excess

2009 contribution is expected to reduce required pension contributions over the next five years by approximately $100 million.

As of December 27, 2008, the pension plan was underfunded by $435 million.  According to a current estimate of plan assets (including the impact of the voluntary contribution of stock) and projected discounted obligations, the underfunding would be reduced to approximately $300 million.

Outlook

Given the projected weak economic climate, OfficeMax reaffirms that its expectations remain very cautious for the fourth quarter of 2009.  The company expects sales in the fourth quarter of 2009 will decline on a year-over-year basis, but improve sequentially compared to the third quarter.  The company expects a greater gross margin rate decline on a year-over-year basis in the fourth quarter of 2009 than it experienced in the third quarter, along with additional incentive compensation expense accruals similar to the level accrued in the third quarter.  As a result, OfficeMax expects a fourth quarter of 2009 operating loss.

Mr. Duncan concluded, “Given that we continue to anticipate macro employment trends will not turn positive until well into 2010, we are maintaining our prudent approach to managing our business and building upon our strong capital position.  We are confident that we are pursuing the right strategy and initiatives to ensure we achieve sustainable benefits and competitive advantages.  The goal of our current actions and plans is to position our business to return to recent peak profitability levels.  We expect to share these longer term plans during the first part of 2010.”

Forward-Looking Statements

Certain statements made in this press release and other written or oral statements made by or on behalf of the company constitute “forward-looking statements” within the meaning of the federal securities laws, including statements regarding the company’s future performance, as well as management’s expectations, beliefs, intentions, plans, estimates or projections relating to the future.  Management believes that these forward-looking statements are reasonable.  However, the company cannot guarantee that future events will not impact the return on the company stock contributed to the pension plan and affect the future funding obligations we predict, or that its actual results will be consistent with the forward-looking statements and you should not place undue reliance on them.  These statements are based on current expectations and speak only as of the date they are made.  The company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.  Important factors regarding the company that may cause results to differ from expectations are included in the company’s Annual Report on Form 10-K for the year ended December 27, 2008, under Item 1A “Risk Factors”, and in the company’s other filings with the SEC.

Conference Call Information

OfficeMax will host a webcast and conference call with analysts and investors to review its third quarter 2009 financial results today at 10:00 a.m. Eastern Time (9:00 a.m. Central Time).  The live audio webcast of the conference call can be accessed via the Internet by visiting the OfficeMax website at http://investor.officemax.com.  The webcast will be archived and available online for one year following the call and will be posted on the “Presentations” page located within the “Investors” section of the OfficeMax website.

About OfficeMax

OfficeMax Incorporated (NYSE: OMX) is a leader in both business-to-business office products solutions and retail office products.  The OfficeMax mission is simple. We help our customers do their best work.  The company provides office supplies and paper, in-store print and document services through OfficeMax ImPress®, technology products and solutions, and furniture to consumers and to large, medium and small businesses.  OfficeMax customers are served by over 30,000 associates through direct sales, catalogs, e-commerce and more than 1,000 stores.  To find the nearest OfficeMax, call 1-877-OFFICEMAX.  For more information, visit www.officemax.com.

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OFFICEMAX INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited)

(thousands)

	September 26,	December 27,
	2009	2008

ASSETS
Current assets:
Cash and cash equivalents	$546,946	$170,779
Receivables, net	534,020	566,846
Inventories	742,765	949,401
Deferred income taxes and receivables	125,096	105,140
Other current assets	54,090	62,850
Total current assets	2,002,917	1,855,016

Property and equipment:
Property and equipment	1,306,502	1,289,279
Accumulated depreciation	(857,899)	(798,551)
Property and equipment, net	448,603	490,728

Intangible assets, net	84,233	81,793
Timber notes receivable	899,250	899,250
Deferred income taxes	354,528	436,182
Other non-current assets	344,539	410,614

Total assets	$4,134,070	$4,173,583

LIABILITIES AND EQUITY
Current liabilities:
Current portion of debt	$39,143	$64,452
Income taxes payable	16,090	18,288
Accounts payable	676,010	755,797
Accrued liabilities and other	366,316	358,934
Total current liabilities	1,097,559	1,197,471

Long-term debt:
Long-term debt, less current portion	293,342	289,922
Timber notes securitized	1,470,000	1,470,000
Total long-term debt	1,763,342	1,759,922

Other long-term obligations:
Compensation and benefits	494,893	502,447
Other long-term liabilities	415,474	401,869
Total other long-term liabilities	910,367	904,316

Noncontrolling interest in joint venture	28,264	21,871

Shareholders’ equity:
Preferred stock	37,685	42,565
Common stock	190,731	189,943
Additional paid-in capital	926,038	925,328
Accumulated deficit	(599,625)	(600,095)
Accumulated other comprehensive loss	(220,291)	(267,738)
Total shareholders’ equity	334,538	290,003

Total liabilities and equity	$4,134,070	$4,173,583

OFFICEMAX INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(thousands, except per-share amounts)

	Quarter Ended
	September 26,	September 27,
	2009	2008

Sales	$1,831,947	$2,096,337
Cost of goods sold and occupancy costs	1,397,215	1,569,870
Gross profit	434,732	526,467

Operating expenses:
Operating and selling expenses	339,043	394,590
General and administrative expenses	69,019	77,664
Goodwill and other asset impairments (a)	—	735,750
Other operating expenses (b)	1,473	—
Total operating expenses	409,535	1,208,004

Operating income (loss)	25,197	(681,537)

Other income (expense):
Interest expense (a)	(19,289)	(29,822)
Interest income (a)	10,873	3,318
Other expense, net	(3)	(25)
	(8,419)	(26,529)

Income (loss) before income taxes	16,778	(708,066)
Income tax benefit (expense)	(9,942)	276,415

Net income (loss) attributable to OfficeMax and noncontrolling interest	6,836	(431,651)
Joint venture results attributable to noncontrolling interest	(558)	(232)

Net income (loss) attributable to OfficeMax	6,278	(431,883)

Preferred dividends	(622)	(812)

Net income (loss) available to OfficeMax common shareholders	$5,656	$(432,695)

Basic income (loss) per common share	$0.07	$(5.70)

Diluted income (loss) per common share	$0.07	$(5.70)

Weighted Average Shares
Basic	76,285	75,931
Diluted	77,152	75,931

(a) In the third quarter of 2008, a $735.8 million non-cash impairment-related charge was recorded in the Corporate and Other segment related to the timber installment notes receivable due from Lehman (“installment notes”). In addition, we stopped accruing interest income on the installment notes as of the last interest payment date (April 29, 2008), while continuing to accrue interest expense on the Lehman guaranteed securitization notes payable until the default date (October 29, 2008). This resulted in $18.2 million of additional net interest expense. The cumulative effect of these items was a reduction of net income (loss) available to OfficeMax common shareholders by $460.7 million or $6.06 per diluted share.

(b) The third quarter of 2009 includes a $1.5 million charge in our Contract segment related to the reorganization of our customer service centers. This charge reduced net income (loss) available to OfficeMax common shareholders by $0.9 million, or $0.01 per diluted share.

OFFICEMAX INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(thousands, except per-share amounts)

	Nine Months Ended
	September 26,	September 27,
	2009	2008

Sales	$5,401,549	$6,383,899
Cost of goods sold and occupancy costs	4,106,346	4,786,026
Gross profit	1,295,203	1,597,873

Operating expenses:
Operating and selling expenses	1,021,343	1,191,688
General and administrative expenses	208,917	229,305
Goodwill and other asset impairments (a)(b)	—	1,671,090
Other operating expenses (c)	39,710	11,274
Total operating expenses	1,269,970	3,103,357

Operating income (loss)	25,233	(1,505,484)

Other income (expense):
Interest expense (a)	(57,956)	(89,144)
Interest income (a)(d)	36,449	46,900
Other income, net (e)	2,837	20,679
	(18,670)	(21,565)

Income (loss) before income taxes	6,563	(1,527,049)
Income tax benefit (expense)	(4,425)	265,481

Net income (loss) attributable to OfficeMax and noncontrolling interest	2,138	(1,261,568)
Joint venture results attributable to noncontrolling interest	1,111	(1,191)

Net income (loss) attributable to OfficeMax	3,249	(1,262,759)

Preferred dividends	(2,159)	(2,839)

Net income (loss) available to OfficeMax common shareholders	$1,090	$(1,265,598)

Basic income (loss) per common share	$0.01	$(16.69)

Diluted income (loss) per common share	$0.01	$(16.69)

Weighted Average Shares
Basic	76,233	75,831
Diluted	76,846	75,831

(a) In the first nine months of 2008, a $735.8 million non-cash impairment-related charge was recorded in the Corporate and Other segment related to the timber installment notes receivable due from Lehman (“installment notes”). In addition, we stopped accruing interest income on the installment notes as of the last interest payment date (April 29, 2008), while continuing to accrue interest expense on the Lehman guaranteed securitization notes payable until the default date (October 29, 2008). This resulted in $18.2 million of additional net interest expense. The cumulative effect of these items was a reduction of net income (loss) available to OfficeMax common shareholders by $460.7 million or $6.06 per diluted share.

(b) The first nine months of 2008 includes $935.3 million non-cash charges related to impairment of goodwill, tradenames and fixed assets. These charges are recorded by segment in the following manner: Contract $464.0 million and Retail $471.3 million. The charges reduced net income (loss) available to OfficeMax common shareholders by $909.3 million or $11.99 per diluted share.

(c) The first nine months of 2009 includes $31.2 million of charges in our Retail segment related to store closures as well as severance and other charges of $8.4 million in our Contract segment, principally related to reorganizations of our U.S. and Canadian sales forces and customer service centers. In total, these charges reduced net income (loss) available to OfficeMax common shareholders by $24.1 million, or $0.32 per diluted share.

The first nine months of 2008 includes $14.4 million of severance and other charges related to the reorganization of Retail store and field management and the consolidation of the Contract segment’s manufacturing facilities in New Zealand. The first nine months of 2008 also includes a $3.1 million gain related to the sold legacy Voyageur Panel business.  These items reduced net income (loss) available to OfficeMax common shareholders by $7.0 million, or $0.09 per diluted share.

(d) The first nine months of 2009 includes $4.4 million of interest income related to a tax escrow balance established in a prior period in connection with our legacy Voyager Panel business sold in 2004. This item increased net income (loss) available to OfficeMax common shareholders by $2.7 million, or $0.04 per diluted share.

(e) Other income includes income related to the company’s investment in Boise Cascade, L.L.C. of $2.6 million and $20.5 million in 2009 and 2008, respectively. The large distribution in 2008 was primarily related to Boise’s sale of a majority interest in their paper and packaging and newsprint business. These items increased net income (loss) available to OfficeMax common shareholders $1.6 million, or $0.02 per diluted share in 2009 and $12.5 million, or $0.16 per diluted share in 2008.

OFFICEMAX INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(thousands)

	Nine Months Ended
	September 26,	September 27,
	2009	2008

Cash provided by operations:
Net income (loss) attributable to OfficeMax and noncontrolling interest	$2,138	$(1,261,568)
Items in net income (loss) not using (providing) cash:
Depreciation and amortization	88,693	105,235
Non-cash impairment charges	—	1,671,090
Non-cash deferred taxes on impairment charges	—	(319,363)
Other	10,002	(6,801)
Changes in operating assets and liabilities:
Receivables and inventory	255,219	144,903
Accounts payable and accrued liabilities	(94,038)	(19,431)
Income taxes and other	107,122	(67,337)
Cash provided by operations	369,136	246,728

Cash provided by (used for) investment:
Expenditures for property and equipment	(23,946)	(112,065)
Other	40,816	9,440
Cash provided by (used for) investment	16,870	(102,625)

Cash used for financing:
Cash dividends paid	(3,052)	(34,359)
Changes in debt, net	(21,810)	(26,392)
Other	1,453	130
Cash used for financing	(23,409)	(60,621)

Effect of exchange rates on cash and cash equivalents	13,570	(1,608)
Increase in cash and cash equivalents	376,167	81,874
Cash and cash equivalents at beginning of period	170,779	152,637

Cash and cash equivalents at end of period	$546,946	$234,511

OFFICEMAX INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

NON-GAAP RECONCILIATION

(unaudited)

(millions, except per-share amounts)

	Quarter Ended
	September 26, 2009			September 27, 2008
	As		As	As		As
	Reported	Adjustments	Adjusted	Reported	Adjustments	Adjusted

Sales	$1,831.9	$—	$1,831.9	$2,096.3	$—	$2,096.3
Cost of goods sold and occupancy costs	1,397.2	—	1,397.2	1,569.8	—	1,569.8
Gross profit	434.7	—	434.7	526.5	—	526.5

Operating expenses:
Operating and selling expenses	339.0	—	339.0	394.5	—	394.5
General and administrative expenses	69.0	—	69.0	77.7		77.7
Goodwill and other asset impairments (a)	—	—	—	735.8	(735.8)	—
Other operating expenses (b)	1.5	(1.5)	—	—	—	—
Total operating expenses	409.5	(1.5)	408.0	1,208.0	(735.8)	472.2

Operating income (loss)	25.2	1.5	26.7	(681.5)	735.8	54.3

Interest, net (a)	(8.4)	—	(8.4)	(26.6)	18.2	(8.4)

Income (loss) before income taxes	16.8	1.5	18.3	(708.1)	754.0	45.9
Income tax benefit (expense)	(9.9)	(0.6)	(10.5)	276.4	(293.3)	(16.9)

Net income (loss) attributable to OfficeMax and noncontrolling interest	6.9	0.9	7.8	(431.7)	460.7	29.0
Joint venture results attributable to noncontrolling interest	(0.6)	—	(0.6)	(0.2)	—	(0.2)
Net income (loss) attributable to OfficeMax	6.3	0.9	7.2	(431.9)	460.7	28.8

Preferred dividends	(0.6)	—	(0.6)	(0.8)	—	(0.8)

Net income (loss) available to OfficeMax common shareholders	$5.7	$0.9	$6.6	$(432.7)	$460.7	$28.0

Basic income (loss) per common share	$0.07	$0.01	$0.08	$(5.70)	$6.07	$0.37

Diluted income (loss) per common share	$0.07	$0.01	$0.08	$(5.70)	$6.06	$0.36

Weighted Average Shares
Basic	76,285		76,285	75,931		75,931
Diluted	77,152		77,152	75,931		77,114

(a) In the third quarter of 2008, a $735.8 million non-cash impairment-related charge was recorded in the Corporate and Other segment related to the timber installment notes receivable due from Lehman (“installment notes”). In addition, we stopped accruing interest income on the installment notes as of the last interest payment date (April 29, 2008), while continuing to accrue interest expense on the Lehman guaranteed securitization notes payable until the default date (October 29, 2008). This resulted in $18.2 million of additional net interest expense. The cumulative effect of these items was a reduction of net income (loss) available to OfficeMax common shareholders by $460.7 million or $6.06 per diluted share.

(b) The third quarter of 2009 includes a $1.5 million charge in our Contract segment related to the reorganization of our customer service centers. This charge reduced net income (loss) available to OfficeMax common shareholders by $0.9 million, or $0.01 per diluted share.

OFFICEMAX INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

NON-GAAP RECONCILIATION

(unaudited)

(millions, except per-share amounts)

	Nine Months Ended
	September 26, 2009			September 27, 2008
	As		As	As		As
	Reported	Adjustments	Adjusted	Reported	Adjustments	Adjusted

Sales	$5,401.5	$—	$5,401.5	$6,383.9	$—	$6,383.9
Cost of goods sold and occupancy costs	4,106.3	—	4,106.3	$4,786.0	—	4,786.0
Gross profit	1,295.2	—	1,295.2	1,597.9	—	1,597.9

Operating expenses:
Operating and selling expenses	1,021.4	—	1,021.4	1,191.7	—	1,191.7
General and administrative expenses	208.9	—	208.9	229.3		229.3
Goodwill and other asset impairments (a)(b)	—	—	—	1,671.1	(1,671.1)	—
Other operating expenses (c)	39.7	(39.7)	—	11.3	(11.3)	—
Total operating expenses	1,270.0	(39.7)	1,230.3	3,103.4	(1,682.4)	1,421.0

Operating income (loss)	25.2	39.7	64.9	(1,505.5)	1,682.4	176.9

Other income (expense):
Interest, net (b)(d)	(21.4)	(4.4)	(25.8)	(42.2)	18.2	(24.0)
Other income, net (e)	2.8	(2.6)	0.2	20.7	(20.5)	0.2
	(18.6)	(7.0)	(25.6)	(21.5)	(2.3)	(23.8)

Income (loss) before income taxes	6.6	32.7	39.3	(1,527.0)	1,680.1	153.1
Income tax benefit (expense)	(4.4)	(12.4)	(16.8)	265.4	(315.6)	(50.2)

Net income (loss) attributable to OfficeMax and noncontrolling interest	2.2	20.3	22.5	(1,261.6)	1,364.5	102.9
Joint venture results attributable to noncontrolling interest	1.1	(0.5)	0.6	(1.2)	—	(1.2)
Net income (loss) attributable to OfficeMax	3.3	19.8	23.1	(1,262.8)	1,364.5	101.7

Preferred dividends	(2.2)	—	(2.2)	(2.8)	—	(2.8)

Net income (loss) available to OfficeMax common shareholders	$1.1	$19.8	$20.9	$(1,265.6)	$1,364.5	$98.9

Basic income (loss) per common share	$0.01	$0.26	$0.27	$(16.69)	$17.99	$1.30

Diluted income (loss) per common share	$0.01	$0.26	$0.27	$(16.69)	$17.98	$1.29

Weighted Average Shares
Basic	76,233		76,233	75,831		75,831
Diluted	76,846		76,846	75,831		76,915

(a) The first nine months of 2008 includes $935.3 million non-cash charges related to impairment of goodwill, tradenames and fixed assets. These charges are recorded by segment in the following manner: Contract $464.0 million and Retail $471.3 million. The charges reduced net income (loss) available to OfficeMax common shareholders by $909.3 million or $11.99 per diluted share.

(b) In the first nine months of 2008, a $735.8 million non-cash impairment-related charge was recorded in the Corporate and Other segment related to the timber installment notes receivable due from Lehman (“installment notes”). In addition, we stopped accruing interest income on the installment notes as of the last interest payment date (April 29, 2008), while continuing to accrue interest expense on the Lehman guaranteed securitization notes payable until the default date (October 29, 2008). This resulted in $18.2 million of additional net interest expense. The cumulative effect of these items was a reduction of net income (loss) available to OfficeMax common shareholders by $460.7 million or $6.06 per diluted share.

(c) The first nine months of 2009 includes $31.2 million of charges in our Retail segment related to store closures as well as severance and other charges of $8.4 million in our Contract segment, principally related to reorganizations of our U.S. and Canadian sales forces and customer service centers. In total, these charges reduced net income (loss) available to OfficeMax common shareholders by $24.1 million, or $0.32 per diluted share.

The first nine months of 2008 includes $14.4 million of severance and other charges related to the reorganization of Retail store and field management and the consolidation of the Contract segment’s manufacturing facilities in New Zealand. The first nine months of 2008 also includes a $3.1 million gain related to the sold legacy Voyageur Panel business.  These items reduced net income (loss) available to OfficeMax common shareholders by $7.0 million, or $0.09 per diluted share.

(d) The first nine months of 2009 includes $4.4 million of interest income related to a tax escrow balance established in a prior period in connection with our legacy Voyager Panel business sold in 2004. This item increased net income (loss) available to OfficeMax common shareholders by $2.7 million, or $0.04 per diluted share.

(e) Other income includes income related to the company’s investment in Boise Cascade, L.L.C. of $2.6 million and $20.5 million in 2009 and 2008, respectively. The large distribution in 2008 was primarily related to Boise’s sale of a majority interest in their paper and packaging and newsprint business. These items increased net income (loss) available to OfficeMax common shareholders $1.6 million, or $0.02 per diluted share in 2009 and $12.5 million, or $0.16 per diluted share in 2008.

OFFICEMAX INCORPORATED AND SUBSIDIARIES

CONTRACT SEGMENT STATEMENTS OF OPERATIONS

(unaudited)

(millions, except per-share amounts)

	Quarter Ended
	September 26,		September 27,
	2009		2008
Sales	$899.6		$1,049.1
Cost of goods sold and occupancy costs	719.9		820.6
Gross profit	179.7	20.0%	228.5	21.8%

Operating expenses:
Operating expenses (a)	169.6	18.9%	193.0	18.4%
Other operating expenses	1.5	0.1%	—	0.0%
Total operating expenses	171.1	19.0%	193.0	18.4%

Operating income	$8.6	1.0%	$35.5	3.4%

Non-GAAP Reconciliation
Operating income	$8.6	1.0%	$35.5	3.4%
Other operating expenses	1.5	0.1%	—	0.0%
Adjusted operating income	$10.1	1.1%	$35.5	3.4%

	Nine Months Ended
	September 26,		September 27,
	2009		2008
Sales	$2,708.8	100.0%	$3,356.1	100.0%
Cost of goods sold and occupancy costs	2,153.0		2,614.1
Gross profit	555.8	20.5%	742.0	22.1%

Operating expenses:
Operating expenses (a)	511.8	18.9%	597.3	17.8%
Goodwill and other asset impairments	—	0.0%	464.0	13.8%
Other operating expenses	8.4	0.3%	2.4	0.1%
Total operating expenses	520.2	19.2%	1,063.7	31.7%

Operating income (loss)	$35.6	1.3%	$(321.7)	-9.6%

Non-GAAP Reconciliation
Operating income (loss)	$35.6	1.3%	$(321.7)	-9.6%
Goodwill and other asset impairments	—	0.0%	464.0	13.8%
Other operating expenses	8.4	0.3%	2.4	0.1%
Adjusted operating income	$44.0	1.6%	$144.7	4.3%

(a) Operating expenses includes operating and selling expenses as well as general and administrative expenses.

OFFICEMAX INCORPORATED AND SUBSIDIARIES

RETAIL SEGMENT STATEMENTS OF OPERATIONS

(unaudited)

(millions, except per-share amounts)

	Quarter Ended
	September 26,		September 27,
	2009		2008
Sales	$932.3		$1,047.2
Cost of goods sold and occupancy costs	677.2		749.2
Gross profit	255.1	27.4%	298.0	28.5%

Operating expenses:
Operating expenses (a)	226.7	24.4%	268.9	25.7%
Other operating expenses	—	0.0%	—	0.0%
Total operating expenses	226.7	24.4%	268.9	25.7%

Operating income	$28.4	3.0%	$29.1	2.8%

Non-GAAP Reconciliation
Operating income	$28.4	3.0%	$29.1	2.8%
Other operating expenses	—	0.0%	—	0.0%
Adjusted operating income	$28.4	3.0%	$29.1	2.8%

	Nine Months Ended
	September 26,		September 27,
	2009		2008
Sales	$2,692.7	100.0%	$3,027.8	100.0%
Cost of goods sold and occupancy costs	1,953.3		2,172.0
Gross profit	739.4	27.5%	855.8	28.3%

Operating expenses:
Operating expenses (a)	687.7	25.6%	794.6	26.3%
Goodwill and other asset impairments	—	0.0%	471.3	15.6%
Other operating expenses	31.2	1.1%	12.0	0.4%
Total operating expenses	718.9	26.7%	1,277.9	42.3%

Operating income (loss)	$20.5	0.8%	$(422.1)	-14.0%

Non-GAAP Reconciliation
Operating income (loss)	$20.5	0.8%	$(422.1)	-14.0%
Goodwill and other asset impairments	—	0.0%	471.3	15.6%
Other operating expenses	31.2	1.1%	12.0	0.4%
Adjusted operating income	$51.7	1.9%	$61.2	2.0%

(a) Operating expenses includes operating and selling expenses as well as general and administrative expenses.

Reconciliation of non-GAAP Measures to GAAP Measures

We evaluate our results of operations before certain costs including facility closure, severance related items, asset impairments, income related to our investment in Boise Cascade, L.L.C. and interest income related to a tax escrow balance, as they are not indicative of our core operating activities.  We believe our presentation of financial measures before, or excluding, these items, which are non-GAAP measures, enhances our investors’ overall understanding of our recurring operational performance and provides useful information to both investors and management to evaluate the ongoing operations and prospects of OfficeMax by providing better comparisons.  Whenever we use non-GAAP financial measures, we designate these measures as “adjusted” and provide a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure.  Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measure.  In the preceding tables, we reconcile our non-GAAP financial measures to our reported GAAP financial results for the third quarter and first nine months of both 2009 and 2008.

Although we believe the non-GAAP financial measures enhance an investor’s understanding of our performance, our management does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.  The non-GAAP financial measures we use may not be consistent with the presentation of similar companies in our industry.  However, we present such non-GAAP financial measures in reporting our financial results to provide investors with an additional tool to evaluate our operating results in a manner that focuses on what we believe to be our ongoing business operations.